UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of report (Date of earliest event reported) July 12, 2006

Neoware, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-21240	23-2705700

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Horizon Drive, King of Prussia, Pennsylvania	19406

(Address of Principal Executive Offices)	(Zip Code)

(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 12, 2006, the Company entered into an employment offer letter with Klaus P. Besier, a member of the Company’s Board of Directors, defining the terms of his employment with the Company as President, reporting to the Chief Executive Officer. Mr. Besier will receive an annual base salary of $325,000 and will be eligible for an annual executive bonus of up to $162,500, based on quarterly and annual revenue and profitability goals and individual performance, upon the recommendation of the Chief Executive Officer. The bonus can be increased or decreased at the Compensation and Stock Option Committee’s discretion if the Company or Mr. Besier significantly exceeds or fails to achieve the goals. Goals will include the delivery of a minimum percentage of pro forma operating income calculated as a percentage of net revenues and other goals to be determined by the Committee upon the recommendation of the Chief Executive Officer. In addition, the Company has agreed to grant to Mr. Besier stock options to purchase 250,000 shares of the Company’s common stock, which will have a term of 10 years, will vest in four equal annual installments commencing one year after grant and will have an exercise price equal to the closing selling price of the common stock on the date of grant.

Under the terms of the letter, in the event of a “change in control” (as defined in the Company’s 2004 Equity Incentive Plan), if Mr. Besier is not offered a comparable position by the Company or the acquirer, or if he does not accept employment in any other capacity offered by the acquirer, the Company will continue to pay his base salary and the Company’s portion of his health care costs under COBRA for one year, pay an amount equal to the average of the annual bonus that he earned over the prior three years, and vest and accelerate exercisability of his outstanding stock options. In the event that Mr. Besier is offered a comparable position following a change in control, or he accepts employment in any other capacity offered by the acquirer, all of Mr. Besier’s outstanding stock options will vest and become exercisable one year after the change in control, provided that he is still working for the Company or the acquirer at that time. In the event that Mr. Besier’s employment is terminated by the Company during or at the end of his first year of employment for reasons other than cause, he will resign from his position on the Board and will receive severance payments for a period of six months, and any of his options that would have vested upon completion of his first year of employment will vest and become exercisable on his last day of employment.

The foregoing description of the material terms of Mr. Besier’s employment offer letter is qualified in its entirety by reference to the employment offer letter which is filed as Exhibit 10.1 hereto.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 13, 2006, the Company announced that effective on July 12, 2006 it had appointed Klaus P. Besier as President of the Company responsible for worldwide sales, marketing, operations, engineering, human resources and administration. Mr. Besier has been a director of the Company since December 2005. Mr. Besier served as President and Chief Executive Officer of FirePond, Inc., a global provider of e-business solutions for managing multi-channel selling, from July 1997 until his retirement in December 2003 after the sale of the company. Prior to joining FirePond, he held various management positions, including the position of Chief Executive Officer of SAP America, Inc., a subsidiary of SAP AG, a provider of business application software. Mr. Besier is 55 years old and holds a bachelor's degree in business management and finance from the University of Economics in Berlin.

See Item 1.01 for a description of Mr. Besier’s employment offer letter, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report.

10.1      Employment offer letter dated July 12, 2006 from Neoware, Inc. to Klaus P. Besier.

99.1      Press Release dated June 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

NEOWARE, INC.

Dated: July 13, 2006	By: /S/ Keith D. Schneck
Keith D. Schneck, Executive Vice President and Chief Financial Officer